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Exhibit 10.1

TE Connectivity Ltd.
2007 Stock and Incentive Plan

TERMS AND CONDITIONS
OF
PERFORMANCE STOCK UNIT AWARD

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        PERFORMANCE STOCK UNIT AWARD made as of XXXX.

        1.    Grant of Award.    TE Connectivity Ltd. (the "Company") has granted you XXX TE Connectivity Performance Stock Units, subject to the provisions of this Award Agreement. The Company will hold the Performance Stock Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

        2.    Payment Amount.    Each Performance Stock Unit represents one (1) Share of Common Stock.

        3.    Form of Payment.    Vested Performance Stock Units will be redeemed solely for Shares, subject to Section 15.

        4.    Performance Stock Units/Dividends.    Performance Stock Units are a promise to deliver Common Stock upon a specified delivery date, provided that certain vesting and performance requirements are met, as described in this Agreement and Appendix A. For each Performance Stock Unit that is granted to you under this Award (based on the target number of units awarded), you will be credited with a Dividend Equivalent Unit (DEU) for any cash or stock dividends distributed by the Company on Company Common Stock. DEUs will be calculated at the same dividend rate paid to other holders of Common Stock. The number of DEUs that will vest and be delivered to you in the form of Shares will depend on the actual number of underlying Performance Stock Units that are earned and vested, as more fully described in this Agreement and Appendix A. Thus, the number of Shares delivered in conjunction with the DEUs credited to your Performance Stock Unit award will be adjusted (upward or downward) to reflect the actual number of Performance Stock Units that are earned and vested.

        5.    Time of Delivery.    Except as otherwise provided for in this Award Agreement, vested Performance Stock Units and Dividend Equivalent Units shall be delivered to participants in the form of Shares as soon as is administratively feasible following the specified "Delivery Date", as described in paragraph 6 below.

        6.    Normal Vesting.    Subject to the attainment of the performance metrics described in Appendix A, your Performance Stock Unit Award will vest on the later of (a) the third anniversary of the Grant Date or (b) the "Certification Date" for the performance results for the third year of the "Performance Cycle", as more fully described in Appendix A. Except as provided in paragraphs 8, 9, 10 and 11 below, the Delivery Date of the Shares will be after the November 30th following the end of the Performance Cycle (as defined in Appendix A), but in any case, no earlier than the Certification Date following the close of the Performance Cycle and no later than 90 days after such November 30th. No credit will be given for periods following Termination of Employment.

        7.    Termination of Employment.    Any Performance Stock Units and DEUs that have not vested as of your Termination of Employment, other than as set forth in paragraphs 8, 9, 10 and 11, will immediately be forfeited, and your rights with respect to those Performance Stock Units and DEUs will end.

        8.    Death or Disability.    If you die or become Disabled, your Performance Stock Unit Award will vest as follows: (a) Performance Stock Units that have been earned as of the Termination of Employment under the terms and conditions of Appendix A will become immediately vested ; (b) Performance Stock Units that are eligible to be earned in the year in which your Termination of Employment occurs will vest pro rata (standard rounding to the nearest Unit, in full-month increments) based on (i) the number of whole months that you have completed from the first day of the fiscal year in which your Termination of Employment occurs divided by twelve (12), times (ii) the number of Performance Stock Units that are actually earned for that fiscal year in accordance with the terms of Appendix A; and (c) any remaining Performance Stock Units will be forfeited. Such vested Performance Stock Units will be delivered to you after the November 30th following the fiscal year of Disability or Death, but in any case, no earlier than the Certification Date for the performance results following the close of the fiscal year in which your Death or Disability occurs and no later than 90 days after such November 30th. If you are deceased, the payment of your vested Performance Stock Units on and after the delivery date described in the preceding sentence will be made to your estate after the Committee or its designee has determined that the payee is the duly appointed executor or administrator of your estate.

        9.    Retirement.    If you have attained age 55 and have completed at least five years of service, have performed satisfactorily, as determined in the sole discretion of your manager, and are not terminated for Cause, your Performance Stock Unit Award will vest as follows: (a) Performance Stock Units that have been earned as of the Termination of Employment under the terms and conditions of Appendix A will become immediately vested; (b) Performance Stock Units that are eligible to be earned in the year in which your Termination of Employment occurs will vest pro rata (standard rounding to the nearest Unit, in full-month increments) based on (i) the number of whole months that you have completed from the first day of the fiscal year in which your Termination of Employment occurs divided by twelve (12), times (ii) the number of Performance Stock Units that are actually earned for that fiscal year in accordance with the terms of Appendix A; and (c) any remaining Performance Stock Units will be immediately forfeited. Such vested Performance Stock Units will be delivered to you on the later of: (1) after the November 30th following the fiscal year of Termination, but in any case, no earlier than the Certification Date for the performance results following the close of the fiscal year in which your Termination occurs and no later than 90 days after such November 30th or (2) the date that is six months following your Termination of Employment. Notwithstanding the terms of this paragraph 9, Termination of Employment within 12 months of the Grant Date will result in the immediate forfeiture of your Performance Stock Unit Award, except as otherwise provided for in paragraphs 8, 10, or 11.

        10.    Change in Control.    Except as may be otherwise provided by the Committee, if your employment is terminated following a Change in Control, as defined in the Plan, your Performance Stock Unit Award will become vested as described below, provided that:

          (a)   your employment is terminated by the Company or a Subsidiary for any reason other than Cause, Disability or Death in the twelve-month period following the Change in Control; or

          (b)   you terminate your employment with the Company or your employing Subsidiary within the twelve-month period following the Change in Control as a result of, and within 180 days following, the occurrence of one of the following events:

    i.
    the Company or your employing Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; or

    ii.
    the Company or your employing subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole.

If you meet the requirements described in the previous sentence, your Performance Stock Unit Award will vest as follows: (A) Performance Stock Units that have been earned as of the Termination of Employment under the terms and conditions of Appendix A will become immediately vested; (B) Performance Stock Units that are eligible to be earned in the year in which your Termination of Employment occurs will vest pro rata (standard rounding to the nearest Unit, in full-month increments) based on (i) the number of whole months that you have completed from the first day of the fiscal year in which your Termination of Employment occurs divided by twelve (12), times (ii) the number of Performance Stock Units that are actually earned for that fiscal year in accordance with the terms of Appendix A; and (C) any remaining Performance Stock Units will be immediately forfeited. Such vested Performance Stock Units will be delivered on the later of (1) after the November 30th following the fiscal year of Termination, but in any case, no earlier than the Certification Date for the performance results following the close of the fiscal year in which your Termination occurs and no later than 90 days after such November 30th or (2) the date that is six months following your Termination of Employment.

        11.    Termination of Employment with a TE Affiliate as a Result of a Divestiture or Outsourcing.    If the business in which you are employed is being separated from the Company as a result of a Disposition of Assets, Disposition of a Subsidiary or an Outsourcing Agreement, and, as of the closing date of the applicable transaction you are designated in the transaction documents (either individually or by classification) as a Business Employee (or similar designation) who will be terminating employment with the Company either because (i) you will remain with the separated business after the transaction or be transferred to the employment of the buyer or Outsourcing Agent as a result of the transaction, or (ii) you will not be offered continued employment by the Company, buyer or Outsourcing Agent after the close of the transaction, then your Performance Stock Unit Award will vest as follows: (a) Performance Stock Units that have been earned as of the closing date of the applicable transaction under the terms and conditions of Appendix A will become immediately vested; (b) Performance Stock Units that are eligible to be earned in the year in which the closing date of the applicable transaction occurs will vest pro rata (standard rounding to the nearest Unit, in full-month increments) on the closing date based on (i) the number of whole months from the first day of the fiscal year in which the closing date of the applicable transaction occurs through the closing date of the applicable transaction divided by twelve (12), times (ii) the number of Performance Stock Units that are actually earned for that performance year in accordance with the terms of Appendix A; and (c) any remaining Performance Stock Units will be forfeited. In the case of a Divestiture through a Disposition of Assets or an Outsourcing Agreement, such vested Performance Stock Units will be delivered on the later of (1) after the November 30th following the fiscal year of Termination, but in any case, no earlier than the Certification Date for the performance results following the close of the fiscal year in which your Termination occurs and no later than 90 days after such November 30th or (2) the date that is six months following your Termination of Employment. In the case of a Divestiture through a Disposition of a Subsidiary, the vested Performance Stock Units will be delivered after the November 30th following the close of the fiscal year in which the sale of the subsidiary takes place. In no event will such vested shares be delivered before the Certification Date for performance results following the close of the fiscal year in which the sale of the subsidiary takes place or later than 90 days after such November 30th. If you become entitled to the pro rated vesting described in this Section 11, you will not be entitled to any further vesting in your Performance Stock Unit Award unless you are transferred to employment with the Company in a position outside of the business that is being separated from the Company (with the intent of continued employment with the Company outside of the separated business) after the closing date of the applicable transaction, but prior to your termination of employment as a result of the Disposition of Assets, Disposition of a Subsidiary or an Outsourcing Agreement.

        Notwithstanding the foregoing, you will not be eligible for the pro-rata vesting if, (i) your Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to you (the "Applicable Employment Date"), and (ii) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

        For the purposes of this Section 11, (a) "Comparable Employment" shall mean employment at a base salary rate and bonus target that is at least equal to the base salary rate and bonus target in effect immediately prior to your termination of employment and at a location that is no more than 50 miles from your job location in effect immediately prior to your termination of employment; (b) "Disposition of Assets" shall mean the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity; (c) "Disposition of a Subsidiary" shall mean the disposition by the Company or a Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be an affiliated company as a result of such disposition; and (d) "Outsourcing Agreement" shall mean a written agreement between the Company or a Subsidiary and an unrelated third party ("Outsourcing Agent") pursuant to which the Company transfers the performance of services previously performed by employees of the Company or Subsidiary to the Outsourcing Agent, and the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

        12.    Responsibility for Taxes.    Regardless of any action the Company or your employer (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you ("Tax-Related Items"), by accepting the Award, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

        Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

  (1)
  withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

  (2)
  withholding from proceeds of the sale of Shares acquired upon vesting of the Performance Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

  (3)
  withholding in Shares to be issued upon vesting of the Performance Stock Units.

        To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

        Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

        For tax withholding purposes, the value of vested Shares will be based on the fair market value defined as the average of the high and low of the stock price reported on the date of delivery or such other reasonable and permissible date as determined by the Plan Administrator.

        13.    Transfer of Award.    You may not transfer any interest in Performance Stock Units except by will or the laws of descent and distribution. Any other attempt to dispose of your interest in Performance Stock Units will be null and void.

        14.    Covenant; Forfeiture of Award; Agreement to Reimburse Company.

          (a)   If you have been terminated for Cause, any unvested Performance Stock Units shall be immediately forfeited and, in addition, you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Performance Stock Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

          (b)   If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Performance Stock Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

          (c)   If the Committee determines, in its sole discretion, that at any time after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (i) disclosed business confidential or proprietary information related to any business of the Company or Subsidiary or (ii) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (A) such employment or consultation arrangement would likely (in the Committee's sole discretion) result in the disclosure of business confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you have had access to business strategic or confidential information, and (B) the Committee has not approved the arrangement in writing, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Performance Stock Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

          (d)   The Committee shall be entitled to require that you repay all or part of any amount received (whether in cash or stock) pursuant to the terms of this Award (i) to the extent it deems it necessary or appropriate to comply with any future rules of the Securities and Exchange Commission, New York Stock Exchange or any other governmental agency, as they may be amended from time to time, or (ii) to the extent otherwise deemed appropriate by the Committee to recover any overpayment or mistaken payment that was based on deficient financial information, and you hereby agree and promise to promptly remit to the Company any such amount.

        15.    Adjustments.    In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Performance Stock Units and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Performance Stock Units.

        16.    Restrictions on Payment of Shares.    Payment of Shares for your Performance Stock Units is subject to the conditions that, to the extent required at the time of delivery, (a) the Shares underlying the Performance Stock Units will be duly listed, upon official notice of redemption, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

        17.    Disposition of Securities.    By accepting the Award, you acknowledge that you have read and understand the Company's insider trading policy, and are aware of and understand your obligations under federal securities laws in respect of trading in the Company's securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Performance Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

        18.    Plan Terms Govern.    The redemption of Performance Stock Units, the disposition of any Shares received for Performance Stock Units, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Award Agreement. Capitalized terms used in this Award Agreement have the meaning set forth in the Plan, unless otherwise stated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the Plan will control. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Award Agreement.

        19.    Data Privacy.    By accepting the Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other grant materials by and among, as applicable, your Employer, the Company and its Subsidiaries (or former Subsidiaries as are deemed necessary) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

        You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan ("Data").

        You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that these recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources Representative. You authorize the Company and the recipients assisting the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources Representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources Representative.

        20.    Nature of Grant.    By accepting the Award, you acknowledge that:

          (a)   the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

          (b)   the grant of the Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Stock Units, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted repeatedly in the past;

          (c)   all decisions with respect to future Performance Stock Unit grants, if any, will be at the sole discretion of the Company;

          (d)   your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

          (e)   you are voluntarily participating in the Plan;

          (f)    the Performance Stock Units and the Shares subject to the Performance Stock Units are extraordinary items that do not constitute part of your ordinary ongoing compensation;

          (g)   the Performance Stock Units and the Shares subject to the Performance Stock Units are not intended to replace any pension rights or compensation;

          (h)   the Performance Stock Units and the Shares subject to the Performance Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary of the Company;

          (i)    the Performance Stock Unit grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company;

          (j)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

          (k)   in consideration of the grant of the Performance Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

          (l)    the Performance Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

          (m)  payment of your Performance Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf; and

          (n)   you have no rights as a stockholder of the Company pursuant to the Performance Stock Units until Shares are actually delivered to you.

        21.    No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

        22.    Incorporation of Other Agreements.    This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Stock Units. This Award Agreement supersedes any prior agreements, commitments or negotiations concerning the Performance Stock Units.

        23.    Severability.    The invalidity or unenforceability of any provision of this Award will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

        24.    Delayed Payment.    Notwithstanding anything in this Award Agreement to the contrary, if the Employee (i) is subject to US Federal income tax on any part of the payment of the Performance Stock Units, (ii) is a "specified employee" within the meaning of section 409A(a)(2)(B) of the Internal Revenue Code and the regulations thereunder, and (iii) is or will become eligible for Retirement prior to the Normal Vesting of some or all of the Performance Stock Units, then any payment of Performance Stock Units that is made on account of his separation from service within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder shall be delayed until six months following such separation from service.

        25.    Language.    If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

        26.    Electronic Delivery.    The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

        27.    Imposition of Other Requirements.    The Company reserves the right to impose other requirements on your participation in the Plan, including but not limited to such requirements as described in Appendix A, if applicable, on the Performance Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

By accepting this Award, you agree to the following:

          (i)  you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and

         (ii)  you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Performance Stock Units are replaced and superseded.

Thomas J. Lynch Chief Executive Officer, TE Connectivity

 APPENDIX A

PERFORMANCE METRICS APPLICABLE TO
FISCAL YEAR 2013 PERFORMANCE STOCK UNIT AWARDS

1.
Purpose—This document is Appendix A to the "Terms and Conditions of Performance Stock Unit Award" document (your "PSU award agreement") which reflects the terms and conditions of your Fiscal Year 2013 performance stock unit ("PSU") award granted on November 12, 2012. The purpose of this Appendix is to describe the terms under which you will earn PSUs granted to you under your Fiscal Year 2013 PSU award through the applicable three-year performance cycle. (Note that the earned PSUs will not be delivered to you unless you meet the applicable vesting requirements described in your PSU award agreement.) For purposes of your Fiscal Year 2013 PSU award, the "Performance Cycle" is the three year period beginning with the first day of fiscal year 2013 and ending on the last day of fiscal year 2015.

2.
Vesting—The vesting terms applicable to your Fiscal Year 2013 PSU award are described in your PSU award agreement. This Appendix describes how many PSUs you will earn in each fiscal year of the Performance Cycle under the Company Performance Metric, which will vest and be delivered to you in the form of Shares if you meet the applicable vesting requirements described in your PSU award agreement.

3.
Performance Metric—The performance metric which will be measured to determine how many PSUs you will earn in each fiscal year of the Performance Cycle is relative earnings per share ("EPS") growth.

  •
  The performance metric is the one-year growth rate of "adjusted EPS", which is adjusted diluted EPS from continuing operations. Bloomberg News refers to this metric as "Diluted EPS before Abnormal Items". In determining the Company's relative performance, the Company will use the Diluted EPS before Abnormal Items data published in Bloomberg for the companies included in the benchmark described below.

  The Company's relative EPS performance will be calculated by ranking its annual EPS growth versus the EPS growth of all eligible S&P 500 Non-Financial companies. The calculation of the Company's relative EPS growth performance will be conducted under written procedures adopted by the Management Development and Compensation Committee (the "MDCC") of the Board of Directors at the time the Fiscal Year 2013 PSU awards were granted. (The approved calculation procedures will be made available to you upon written request sent to Executive Compensation, Attention Director of Executive Compensation, 1050 Westlakes Drive, Berwyn, PA USA 19312.)

4.
Determination of PSUs Earned—The number of PSUs earned in a fiscal year within the Performance Cycle will be determined based on the number of PSUs "eligible to be earned" for that year and the Company's relative EPS growth performance for that year. For each fiscal year within the Performance Cycle, one-third (1/3) of the number of PSUs granted under your Fiscal Year 2013 PSU award will be eligible to be earned for that fiscal year. Depending on the Company's relative EPS growth performance for that fiscal year, you can earn from 0% to 200% of the PSUs eligible to be earned for that year, based on the following scale:

	Threshold	Target	Maximum
Performance Zone (relative EPS growth % ranking)	25th	45th to 55th	75th
PSUs Earned (% of PSUs eligible to be earned)	50%	100%	200%

    Performance below the 25th percentile results in zero PSUs earned for the fiscal year. Performance between the levels identified above will be interpolated. Performance above the 75th percentile is capped at 200%.

5.
Certification Date—The date on which the MDCC of the Board of Directors certifies performance results for each fiscal year in the Performance Cycle is the Certification Date for purposes of the PSU award agreement.

6.
PSUs Earned and Reserved for Delivery—Once the MDCC determines the number of PSUs that you have earned for a fiscal year within the Performance Cycle under the Company Performance Metric, that number of units will be credited to your PSU account. Any PSUs that were eligible to be earned for that fiscal year, but were not earned as a result of the Company's relative EPS growth performance, will be forfeited.

7.
MDCC Discretion—All decisions regarding the interpretation of your PSU award and the calculation of PSUs earned under your PSU award, including without limitation, any and all matters relating to the calculation of the Company's relative EPS growth performance, will be made in the sole and absolute discretion of the MDCC. All determinations of the MDCC will be final, binding and conclusive on all parties.

8.
Governing Document—This Appendix A is part of and incorporated into the terms of your PSU award agreement and should be read in context of the award agreement.

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APPENDIX A PERFORMANCE METRICS APPLICABLE TO FISCAL YEAR 2013 PERFORMANCE STOCK UNIT AWARDS